Exhibit 99.1

GREEN BRICK PARTNERS, INC. REPORTS STRONG FIRST QUARTER 2017 RESULTS
First Quarter Basic EPS of $0.13 and Basic Adjusted EPS of $0.21, up 116.7% and 133.3%;
First Quarter Pre-Tax Income of $10.1 million, up 122.5%;
First Quarter Revenue of $99.3 million, up 42.0%;
Backlog of $145.2 million, up 12.4%

PLANO, Texas, May 8, 2017 — Green Brick Partners, Inc. (NASDAQ: GRBK) (“we,” “Green Brick” or the “Company”), today reported results for its first quarter ended March 31, 2017.

Results for the First Quarter Ended March 31, 2017:

•
Basic net income attributable to Green Brick per common share (“EPS”) for the three months ended March 31, 2017 was $0.13, an increase of 116.7%, compared to $0.06 for the three months ended March 31, 2016. Basic adjusted net income attributable to Green Brick per common share (“Adjusted EPS”) for the three months ended March 31, 2017 was $0.21, an increase of 133.3%, compared to $0.09 for the three months ended March 31, 2016. See “Reconciliation of Non-GAAP Financial Measures.”

•
For the three months ended March 31, 2017, the Company had: pre-tax income of $10.1 million, an increase of 122.5%, compared to $4.5 million for the three months ended March 31, 2016; gross profit of $21.3 million, an increase of 47.7%, compared to $14.4 million for the three months ended March 31, 2016; and revenue of $99.3 million, an increase of 42.0%, compared to $70.0 million for three months ended March 31, 2016.

•
Builder operations revenue for the three months ended March 31, 2017 was $93.4 million, an increase of 40.2%, compared to $66.6 million for the three months ended March 31, 2016. Land development revenue for the three months ended March 31, 2017 was $5.9 million, an increase of 78.4%, compared to $3.3 million for the three months ended March 31, 2016.

•
The dollar value of backlog units as of March 31, 2017 was $145.2 million, an increase of 12.4% compared to March 31, 2016. The average sales price of homes in backlog increased $25,735, or 5.6%, to $487,128 for the three months ended March 31, 2017, compared to $461,393 for the three months ended March 31, 2016.

•	Homes under construction increased 15.5% to 625 as of March 31, 2017, compared to 541 as of March 31, 2016.

“We had a great first quarter with Q1 pretax income of $10.1 million which was up 123% from 2016,” said James R. Brickman, Green Brick’s Chief Executive Officer. “I am extremely proud of our team’s hard work and operational progress. On March 25th, Green Brick Partners was named Developer of the Year by the Dallas Homebuilders Association and our builders won numerous awards for best single family home and townhome designs. We believe that our superior neighborhoods and home designs will continue to translate into high profit margins and superior results for our investors.”

Earnings Conference Call:
We will host our earnings conference call to discuss our first quarter ended March 31, 2017 at 12:00 p.m. Eastern Time on Tuesday, May 9, 2017. The call can be accessed by dialing 800-374-0137 for domestic participants or 904-685-8013 for international participants. Participants should reference conference ID code 11704453. A replay of the call will be available from approximately 3:00 p.m. Eastern Time on May 9, 2017 through 11:59 p.m. Eastern Time on May 16, 2017. To access the replay, the domestic dial-in number is 855-859-2056, the international dial-in number is 404-537-3406 and the conference ID code is 11704453.

Change in Classification:
Certain indirect project costs previously classified as salary expense and selling, general and administrative expense have been classified as cost of residential units for the three months ended March 31, 2016 to properly present cost of residential units, salary expense, and selling, general and administrative expense.

Reconciliation of Non-GAAP Financial Measures:
In this press release, we utilize certain financial measures that are non-GAAP financial measures as defined by the Securities and Exchange Commission. We present these measures because we believe they and similar measures are useful to management and investors in evaluating the Company’s operating performance and financing structure. We also believe these measures facilitate the comparison of our operating performance and financing structure with other companies in our industry. Because these measures are not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”), they may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

GREEN BRICK PARTNERS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2017	2016
Sale of residential units	$93,397	$66,628
Sale of land and lots	5,940	3,330
Total revenues	99,337	69,958
Cost of residential units	73,761	53,204
Cost of land and lots	4,290	2,340
Total cost of sales	78,051	55,544
Total gross profit	21,286	14,414
Salary expense	(5,435)	(5,093)
Selling, general and administrative expense	(4,278)	(3,894)
Operating profit	11,573	5,427
Other income, net	542	516
Income before provision for income taxes	12,115	5,943
Income tax provision	3,889	1,453
Net income	8,226	4,490
Less: net income attributable to noncontrolling interests	2,029	1,396
Net income attributable to Green Brick Partners, Inc.	$6,197	$3,094

Net income attributable to Green Brick Partners, Inc. per common share:
Basic	$0.13	$0.06
Diluted	$0.13	$0.06
Weighted average common shares used in the calculation of net income attributable to Green Brick Partners, Inc. per common share:
Basic	48,958	48,814
Diluted	49,017	48,814

GREEN BRICK PARTNERS, INC.
SUPPLEMENTAL INFORMATION
(Unaudited)

	Three Months Ended March 31,		Increase (Decrease)
New Homes Delivered and Home Sales Revenue	2017	2016	Change	%
New homes delivered	226	161	65	40.4%
Home sales revenue ($ in thousands)	$93,397	$66,628	$26,769	40.2%
Average sales price of home delivered	$413,261	$413,839	$(578)	(0.1)%

	Three Months Ended March 31,		Increase (Decrease)
Land and Lots Sales Revenue	2017	2016	Change	%
Land and lots sold	47	28	19	67.9%
Land and lots sales revenue ($ in thousands)	$5,940	$3,330	$2,610	78.4%
Average sales price of land and lots sold	$126,386	$118,944	$7,442	6.3%

	Three Months Ended March 31,		Increase (Decrease)
New Home Orders & Backlog	2017	2016	Change	%
Net new home orders	287	240	47	19.6%
Average selling communities	51	44	7	15.9%
Selling communities at end of period	52	44	8	18.2%
Backlog ($ in thousands)	$145,164	$129,190	$15,974	12.4%
Backlog (units)	298	280	18	6.4%
Average sales price of backlog	$487,128	$461,393	$25,735	5.6%

The following table calculates the non-GAAP measure of Adjusted EPS for the three months ended March 31, 2017 and March 31, 2016 and reconciles these amounts to net income attributable to Green Brick, as reported and prepared in accordance with GAAP. Adjusted EPS for the three months ended March 31, 2017 and March 31, 2016 means pre-tax income for the period presented divided by the weighted average number of common shares outstanding for the three months ended March 31, 2017 and March 31, 2016, respectively. Pre-tax income represents net income attributable to Green Brick for the period excluding provision for income taxes attributable to Green Brick. Due to our ability to use net operating loss carryforwards to offset future taxable income for U.S. federal income tax purposes, we believe pre-tax income is a useful measure of the Company’s ability to service debt and obtain financing.

(In thousands, except per share amounts):	Three Months Ended March 31,
	2017	2016
Basic Adjusted EPS
Net income attributable to Green Brick —basic	$6,197	$3,094
Income tax provision attributable to Green Brick	$3,855	$1,423
Pre-tax income	$10,052	$4,517
Adjusted weighted-average number of shares outstanding —basic	48,958	48,814
Basic Adjusted EPS	$0.21	$0.09
Diluted Adjusted EPS
Net income attributable to Green Brick —diluted	$6,197	$3,094
Income tax provision attributable to Green Brick	$3,855	$1,423
Pre-tax income	$10,052	$4,517
Adjusted weighted-average number of shares outstanding —diluted	49,017	48,814
Diluted Adjusted EPS	$0.21	$0.09

The following table calculates the non-GAAP measure of Adjusted Homebuilding Gross Margin for the three months ended March 31, 2017 and March 31, 2016 and reconciles these amounts to homebuilding gross margin, as reported and prepared in accordance with GAAP.

(In thousands):	Three Months Ended March 31,
	2017	2016
Homebuilding gross margin	$19,636	$13,424
Add back: capitalized interest charged to cost of sales	605	977
Adjusted Homebuilding Gross Margin	$20,241	$14,401

About Green Brick Partners, Inc.:
Green Brick Partners, Inc. (NASDAQ: GRBK) is a uniquely structured company that combines residential land development and homebuilding. The Company acquires and develops land, provides land and construction financing to its controlled builders and participates in the profits of its controlled builders. The Company owns a controlling interest in four homebuilding companies in Dallas, Texas (CB JENI Homes DFW LLC, Normandy Homes (a division of CB JENI), Southgate Homes DFW LLC, and Centre Living Homes, LLC), as well as a leading homebuilder in Atlanta, Georgia (The Providence Group of Georgia, L.L.C.). The Company is engaged in all aspects of the homebuilding process, including land acquisition and the development, entitlements, design, construction, marketing and sales and the creation of brand images at its residential neighborhoods and master planned communities. For more information about Green Brick Partners, Inc.’s homebuilding partners go to www.greenbrickpartners.com/building-partners.html.

Forward-Looking and Cautionary Statements
Any statements in this press release about Green Brick’s expectations, beliefs, plans, objectives, prospects, financial condition, assumptions or future events or performance that are not historical facts are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “may,” “will,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “outlook,” “strategy,” “positioned,” “intends,” “plans,” “believes,” “projects,” “estimates” and similar expressions, as well as statements in the future tense. These statements are based on assumptions that Green Brick has made in light of its experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Accordingly, all such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements. Among the factors that could cause actual results to differ materially from those projected in the forward-looking statements are the following: general economic conditions, seasonality, cyclicality and competition in the homebuilding industry; demand for real estate investments in the geographic markets in which we operate; significant inflation or deflation; labor and raw material shortages; the failure to recruit, retain and develop highly skilled and competent employees; an inability to acquire land suitable for residential homebuilding at reasonable prices; an inability to develop and sell communities successfully or within expected timeframes; risks related to regulatory approvals and government regulation; the interpretation of or changes to tax, labor and environmental laws and regulations; volatility of mortgage interest rates; the unavailability of mortgage financing; the occurrence of severe weather or natural disasters; risks related to future growth through strategic investments, joint ventures, partnerships and/or acquisitions; the inability to obtain suitable bonding for the development of housing projects; difficulty in obtaining sufficient capital; the occurrence of a major health and safety incident; poor relations with the residents of our communities; information technology failures and data security breaches; product liability claims, litigation and warranty claims; our debt and related service obligations; required accounting changes; an inability to maintain effective internal control over financial reporting; and other risks and uncertainties inherent in our business. Additional factors that could cause actual results to differ from those anticipated are discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s annual and quarterly reports filed with the Securities and Exchange Commission. Because the factors referred to above could cause actual results or outcomes to differ materially from those expressed or implied in any forward-looking statements made by Green Brick, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date of this press release, and Green Brick undertakes no obligation to update any forward-looking statement to reflect events or circumstances after such date.

Contact: Richard A. Costello
Chief Financial Officer
(469) 573-6755